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                                                                   EXHIBIT 10.41


October 27, 1998



Stephen F. Keane
2780 Angell Avenue
San Diego, CA   92122

Dear Steve:

SIBIA Neurosciences, Inc., is pleased to offer you the position of Vice President, Corporate Development reporting to me, the President and CEO. Your main responsibility will be to establish value-building relationships with pharmaceutical and biotechnology companies as well as with academic institutions, especially to initiate, structure and negotiate business development agreements that maximize the company's assets and support its strategic mission. Duties will include overseeing Intellectual Property, Investor Relations and developing the rationale for acquisition of products/businesses that significantly enhance the realization of the company's vision. Your starting salary will be $12,500.00 per month and you will be eligible for SIBIA benefits which include medical, dental, long term disability, 401(k), life insurance, vacation, and sick leave. These benefits may be amended from time to time.

After your acceptance of this offer, and commencement of employment at SIBIA, I will recommend to the Compensation and Stock Option Committee of SIBIA's Board of Directors that you be granted an option to purchase 60,000 shares of SIBIA Common Stock under our 1996 Equity Incentive Plan. You will also be eligible for additional stock option grants on a yearly basis under the company's long-term incentive policy.

Additionally, SIBIA has adopted an incentive plan which consists of a bonus pool, established at the discretion of the Board of Directors, reviewed each year, and based on overall company performance. As a Vice President, your bonus opportunity will be established at 15% of salary with the actual amount dependent upon an assessment of your performance and your contribution to the team effort. For the 1998/99 bonus year, you will be guaranteed a minimum of $20,000 of which $5,000 will be paid as a sign-on bonus with the remaining $15,000 paid after your performance review on April 15, 1999.

A Patent/Confidentiality Agreement will need to be executed by you as part of your employment with SIBIA. A copy of this agreement is enclosed for your review.



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Stephen F. Keane
Page Two
October 27, 1998


As an officer of the company you will be entitled to certain benefits in the Change of Control Plan attached.

Both SIBIA and you have the right to terminate your employment at any time for any reason, with or without cause, and with or without notice. Similarly, promotions, transfers, demotions, suspensions and employee discipline may be effected or administered at the will of SIBIA at any time for any reason, with or without cause, and with or without notice.

This letter agreement contains the entire agreement between the parties. It supersedes any and all other agreements, either oral or in writing, between you and SIBIA with respect to your employment by SIBIA. SIBIA and you both acknowledge that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and acknowledge that no other agreement, statement or promise not contained in this letter agreement shall be valid or binding. This letter agreement may not be modified by oral agreement, or course of conduct, but only by an agreement in writing signed by the President of SIBIA and you.

We would like to have your decision regarding this offer by October 30, 1998 and would like to anticipate a start date of no later than November 15, 1998. To formally accept this offer on the above terms, please sign one copy of this letter and return it to me.

The members of the SIBIA staff and I personally hope that you will decide to join us and I very much look forward to working with you.

Yours very sincerely,

/s/ William T. Comer
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William T. Comer, Ph.D.
President and CEO

Accepted and agreed to this 27th day of October, 1998.


/s/ Stephen F. Keane
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Stephen F. Keane                            Social Security Number